ENGINEERING SERVICES AGREEMENT

VENDOR: Brite Lite Select LLC
ADDRESS: 8130 S. Syracuse Street, Centennial, CO 80112
TELEPHONE: 303-770-4597
FED. EMPLOYER I.D.: 84-1601768

This confirms the acceptance by Freehand Systems Inc. ("Freehand") of vendor's offer to provide Freehand with the Work Product identified in Appendix A, Statement of Work. Vendor will be authorized to commence work on the Work Product on receipt from Freehand Systems Inc. of a written Notice to Proceed.

Freehand Systems Inc. representative for this contract is Michael Hamilton. Vendor's Representative for this contract is Gregory Cole.

Individual Vendor representative will be placed under this Agreement by Appendix A, Statement of Work signed by the Vendor's representative whose name appears below, or a designee. Time periods and compensation for the individual vendor will be specified in Appendix A. The terms and conditions stated herein will not become effective until a signed Appendix A is received by Freehand Systems Inc.

Payment for the Work Product will be made as provided for in the Statement of Work. Total payments cannot exceed the ceiling dollar authorization stated in the Statement of Work.

This Agreement consists of this document, the Statement of Work, and any attachments thereto, and the Standard Terms and Conditions. It supersedes all previous communications and understandings, oral or written, regarding the subject matter hereof. No modification or deletion of any of the provisions of this Agreement shall be binding on Freehand unless reduced to writing and signed by an authorized representative of Freehand.

For Freehand Systems Inc

[signature]	SVP	6/5/06
(Signature)	(Title)	(Date Signed)

For Brite Lite Select LLC

[signature] Gregory Cole	owner	6/5/06
Gregory Cole (Signature)	(Title)	(Date Signed)

STANDARD TERMS AND CONDITIONS

1.0 CHANGES. Freehand may make reasonable changes in writing to the Statement of work. If a change increases the scope of work or reduces a specified time period, the parties, if appropriate, shall negotiate equitable changes in compensation.

2.0 CONFIDENTIALITY. Vendor agrees to safeguard and maintain the confidentiality and proprietary nature of information obtained in the course of this engagement relating to research, development, and business activities of Freehand and clients and prospective clients of Freehand and shall not use such information without Freehand's written consent for a period of one (1) year following the termination of this Agreement. Vendor and its personnel will sign such further confidentiality agreements as are reasonably requested by Freehand. Unless waived in writing by Freehand, Vendor agrees to maintain the confidentiality of the existence of this Agreement except to the extent disclosure is required by law or to enforce Vendor's rights under this Agreement.

3.0 INVOICES. Monthly invoices for services rendered and reimbursable costs/expenses incurred will be provided to Freehand and are payable within fifteen (15) days of the invoice date. Vendor invoices shall be sent to and processed by:
Freehand Systems Inc., Accounts Payable
95 First Street
Suite 200
Los Altos, California, USA 94022
Vendor reserves the right to discontinue performing Services and to withdraw from any pending engagement if full and timely payment is not made.

4.0 RIGHT IN DATA. All Work Products (as described in the Statement of Work) prepared by Vendor pursuant to this Agreement shall be the property of Freehand and shall be deemed to be works made for hire. To the extent such Work Product does not constitute works made for hire, Vendor hereby assigns to Freehand the ownership of such Work Product and agrees to cooperate with Freehand in protecting and perfecting Freehand's legal interest in such Work Product. Materials owned or licensable by Vendor, if included in the Work Product, shall be identified by Vendor upon delivery to Freehand and Vendor shall grant to Freehand an irrevocable, nonexclusive, unrestricted, royalty-free license to the unrestricted use of such materials, including the right to authorize unrestricted use by others. Except for such materials, Vendor shall have no right of any kind to the use of Work Product. Vendor reserves the right to complete ownership of all work products created outside of this agreement for the Vendor or other Vendor's customers.

5.0 INDEMNIFICATION; LIABILITY. Vendor shall indemnify and hold Freehand harmless against all claims, costs, liability and loss, including attorneys fees, arising from or incident to the performance by Vendor under this Agreement and/or its failure to perform its obligations hereunder, including claims of infringement of patent, trademark or other proprietary rights, claims or actions based upon or arising out of damage or injury to persons or property or based on any violation of law. FREEHAND SHALL NOT BE LIABLE FOR ANY LOST REVENUE, LOST PROFITS OR ANY OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES UNDER ANY P ART OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.0 REPRESENTATIONS. Vendor represents and warrants the following:

6.1 That Vendor is not under and will not assume any obligation or restriction which would interfere with or present a conflict of interest under this Agreement;

6.2 That Work Product shall conform strictly and in all respects to specifications and prevailing standards of quality and workmanship, shall be original and that no portion of the Work Product, its use or distribution, will violate any patent, copyright, trade secret, or similar proprietary right of any third party;

6.3 That information disclosed by Vendor or its personnel to Freehand is not confidential and/or proprietary to any third party and that Freehand shall have the unrestricted right to the use of such information;

6.4 That Vendor is and will remain in full compliance with all tax laws, including payroll tax laws, and will report the fees paid hereunder as income.

7.0 GENERAL PROVISIONS.

7.1 Assignment. No right in this Agreement shall be assigned by either party and Vendor shall not delegate any of its obligations under this Agreement (except to a wholly owned subsidiary) without the written consent of the other party.

7.2 Independent Contractor Relationship. The relationship created by Freehand and Vendor in this Agreement is an independent contractor relationship. The manner and means of conducting the work hereunder is under Vendor's sole control. Neither Vendor nor personnel supplied by Vendor shall be deemed to be an employee of Freehand. Vendor will have a written agreement with each of its employees or others whose services Vendor may require, sufficient to enable Vendor to comply with all the terms of this Agreement. Vendor assumes full responsibility for the actions of such personnel while performing services hereunder and shall be solely responsible for their supervision, daily direction and control, payment of salary, payroll tax withholding, provision of workers compensation insurance, and other benefits. Vendor and such personnel are not to represent themselves as agents or employees of Freehand. Vendor is to furnish at its own expense all labor, materials, equipment and other items necessary to carry out the terms of this Agreement, except those reimbursable expenses detailed in section 7.3.

7.3 Reimbursable Expenses. Freehand shall compensate Vendor in full for expenses incurred while performing services under this Agreement including telecommunications and travel. Travel will automatically be assessed the actual hours spent traveling on labor charges per day, plus all out of pocket reimbursable expenses accrued by the Vendor. All reimbursable expenses shall be pre-authorized by Freehand, or will not qualify for reimbursement. Expenses such as air fare, lodging, meals, and telecommunications qualify as reimbursable expenses only if they are incurred in the execution of this Agreement. Freehand will not reimburse any unauthorized expenses. Qualified reimbursable expenses will be due and payable to Vendor within fifteen (15) business days after Freehand receives invoice.

7.4 Attorney's Fees. If one party brings suit or counterclaims against the other party and the other party is finally adjudicated not to have liability, the party bringing suit or counterclaiming shall pay the other party's reasonable attorney's fees and other costs of defending the claim.

7.5 Regulatory Compliance. Vendor agrees to comply and do all things necessary for Freehand to comply with all applicable laws and governmental rules, including regulations of the United States Department of Commerce relating to the export of technical data insofar as they relate to the Work Product. There are

incorporated in this Agreement the provisions of Executive Order 11246 (amended) of the President of the United States on Equal Employment Opportunity and the rules and regulations issued pursuant thereto with which Vendor represents that Vendor unless exempted. Services performed for Freehand shall be deemed entirely within Vendor's responsibility for purposes of the Occupational Safety and Health Act of 1970 and Vendor will promptly notify Freehand in writing if a charge of noncompliance with such Act has been filed against Vendor.

7.6 Waiver. Failure by either party to insist in any instance upon strict conformance by the other to any term herein or failure by either party to act in the event of a breach shall not be construed as consent or waiver of any subsequent breach of the same or another term contained herein.

7.7 Governing Law. This Agreement shall be governed by the laws of the State of California and Colorado.

7.8 Severability. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.

7.9 Contract Term. This Agreement is for the term specified in the Statement of Work. Thereafter, this Agreement may be renewed for successive periods as mutually agreed by Freehand and Vendor. Freehand and Vendor may terminate this Agreement on ten (10) business days prior notice. Upon termination of the Agreement for any reason, Vendor shall return to Freehand all software, hardware, and other items, which may have been provided to Vendor by Freehand.

7.10 Termination; Survival. Vendor understands that this work assignment is temporary for the time defined in Appendix A, and the duration may be increased or decreased by mutual agreement. This Agreement shall commence on Freehand's delivery of a Notice to Proceed, or executed original of this contract, and shall expire on the completion, termination or suspension of the project.

7.11 Early Termination Penalty. Should Freehand decide to terminate this agreement in the first nine months of the contract period, Freehand agrees to remit one (1) month compensation. This early termination penalty amount will be due and payable fifteen (15) days after Freehand notifies Vendor of such a decision.

APPENDIX A - STATEMENT OF WORK

I. VENDOR'S REPRESENTATIVE: Gregory Cole

II. WORK PRODUCT(S): Technical Support duties as specified by Freehand Systems. These duties may include but are not limited to the following assignments.

- Sunhawk.com web site technical support.
- Freehand MusicPad product line technical support.
- Software development of programs designed to improve the importation of third party file types into a MusicPad compatible file.
- Special projects including assisting customers with their music scanning and importing needs.

III. SCHEDULE: The duration of this agreement shall be one (1) year from the date of execution.

IV. COMPENSATION AND REIMBURSEMENT EXPENSES: Labor Compensation for this effort shall not exceed $2000.00 per month for the duration of one year, and not to

exceed $24,000.00 in total. In addition to the monetary compensation, Freehand Systems Inc. shall issue 2000 shares of common stock, symbol (FSYI) per month to Vendor for the duration of one year. This stock may be traded, redeemed, or sold one (1) month after invoiced by Vendor and the Vendor will have a zero (0) basis in this stock. The Total number of common stock shares (FSYI) shall not exceed 24,000 shares under this agreement. Labor provided by Vendor in exchange for the compensation mentioned above shall not exceed twenty (20) hours per week on average. Reimbursement expenses shall be approved by Freehand and paid in full to Vendor. There is no specific limit on reimbursement expenses.

V. LIMITATION ON FUNDING: The monetary limit for labor compensation is $24,000.00. The limit of common stock compensation is 24,000 shares. There is no limit on reimbursable expenses although they must all be approved by Freehand.

VI. INVOICES: Vendor is engaged to provide services to Freehand Systems Inc. All invoices from Vendor will be directed to Freehand Systems Inc. and all payments will be made to Vendor directly from Freehand Systems Inc. Vendor will submit invoices monthly with payment terms of net fifteen (15) days from receipt of invoice. The Common Stock (FSYI) shall be sent via a stock certificate or a transfer into Vendors trading account within fifteen (15) days of receipt of invoice.

VII. EXCEPTIONS: None

For Freehand Systems Inc.:	For Brite Lite Select LLC:
[signature]	Gregory Cole
(Signature)	(Signature)
SVP	owner
(Title)	(Title)
6/5/06	6/5/06
(Date Signed)	(Date Signed)